EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 Nos. 33-78502 and 333-04670) of Trimble Navigation Limited, pertaining to the 1990 Director Stock Option Plan,

(2)	Registration Statement (Form S-8 No. 33-45604) pertaining to the "Position Us for Progress" 1992 Employee Stock Bonus Plan of Trimble Navigation Limited,

(3)
Registration Statement (Form S-8 Nos. 33-39647, 33-57522, 33-78502, 33-91858, 333-04670, 333-53703, 333-84949, 333-38264, 333-65758, and 333-28429) pertaining to the 1993 Stock Option Plan of Trimble Navigation Limited,

(4)	Registration Statement (Form S-8 Nos. 333-97979, 333-118212, 333-138551, 333-161295, and 333-183229) pertaining to the Amended and Restated 2002 Stock Plan of Trimble Navigation Limited,

(5)
Registration Statement (Form S-8 Nos. 333-53703, 333-84949, 333-38264, 333-97979, 333-118212, 333-161295, 333-138551, 333-183229, 33-37384, and 33-62078) pertaining to the Amended and Restated, Employee Stock Purchase Plan of Trimble Navigation Limited,

(6)	Registration Statement (Form S-8 Nos. 33-45167, 33-46719, 33-50944, 33-84362 and 333-208275) pertaining to the Savings and Retirement Plan of Trimble Navigation Limited, and

(7)	Registration Statement (Form S-3 Nos. 333-147155 and 333-199716) of Trimble Navigation Limited;
of our reports dated February 24, 2016, with respect to the consolidated financial statements and schedules and the effectiveness of internal control over financial reporting of Trimble Navigation Limited included in its Annual Report (Form 10-K) for the year ended January 1, 2016, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Jose, California
February 24, 2016